UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 8, 2005
VALERO L.P. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-16417 (Commission File Number)	74-2956831 (IRS Employer Identification No.)
One Valero Way San Antonio, Texas (Address of principal executive offices)		78249 (Zip Code)

Registrant’s telephone number, including area code: (210) 345-2000

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 8, 2005, Valero L.P., Valero Logistics Operations, L.P., a wholly owned subsidiary of Valero L.P., Riverwalk Logistics, L.P., Valero L.P.’s general partner, and Valero GP, LLC, Riverwalk Logistics, L.P.’s general partner and a wholly owned subsidiary of Valero Energy Corporation (“Valero Energy”), entered into a Second Amended and Restated Services Agreement (the “Second Amended Agreement”) with Diamond Shamrock Refining and Marketing Company and Valero Corporate Services Company, both wholly owned subsidiaries of Valero Energy.

The Second Amended Agreement amends and restates the Amended and Restated Services Agreement dated April 1, 2004 (the “First Amended Agreement”) to reflect the significant changes that have occurred in the business and operations of Valero L.P. due to the completion of its merger with Kaneb Pipe Line Partners, L.P. and Kaneb Services, LLC.

The Second Amended Agreement amends the annual service fee to be $13.8 million for the first year from July 1, 2005 to June 30, 2006, $14.8 million for the second year and $15.8 million for each of the three years thereafter. The annual service fee will be adjusted to account for Valero Energy’s annual merit increase and may also be adjusted for changed service levels due to Valero L.P.’s acquisition, sale or construction of assets. Also pursuant to the Second Amended Agreement, Valero L.P. has agreed to perform certain services for Valero Energy and its affiliates, including control room services, terminal operations oversight, mapping support and integrity management program planning, in exchange for an annual fee of approximately $1.2 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERO L.P.

By:	Riverwalk Logistics, L.P. its general partner

	By:	Valero GP, LLC its general partner

Date: August 8, 2005		By:	/s/Bradley C. Barron
		Name:	Bradley C. Barron
		Title:	Corporate Secretary and Managing Counsel